$340,000.00

UNITED ORIENT BANK
COMMERCIAL LOAN NOTE

Dated: ____________

SECTION 1 — PAYMENT: For value received, Detto Corporation ("Borrower"), with offices at 14320 NE 21st Street, Suite 11 Bellevue, WA 98007

jointly and severally promise to pay to the order of United Orient Bank ("United Orient") at its office at 10 Chatham Square, New York, New York, the principal sum of Three hundred forty thousand dollars

($340,000.00) plus interest thereon (except if the rate of interest stated is expressed in terms of a percentage per annum discount interest, expressly using the term "discount", then interest will have already been added to the principal amount of this Note) from the date hereof at the rate of 3.50 percent per annum until paid:

A. [ ] in equal monthly/quarterly installments of $________, such payments to commence on the ______ day of __________, 19____, and continuing thereafter until the ______ day of __________, 19____, when the unpaid balance together with interest up to said date shall be due and payable.

B. [ ] in one payment including interest on______________________________.

C. [x] in equal monthly/~~quarterly~~ principal installments of $20,000 plus interest at the rate stated above on the successive unpaid balances of principal with each installment, such payments to commence on the 1st day of March, ~~19~~05, and continuing thereafter until the 1st day of February ~~19~~2006 when in the unpaid balance together with interest up to said date shall be due and payable.

The term "United Orient" as used herein shall include any future holder of this Note. Payments received hereunder shall be applied first to the payment of any advances, penalties or late charges owed by or made for the account of the Borrower, then to interest due on this Note, and then to the reduction of the principal sum due. The Borrower agrees to pay forthwith a late charge of 5 cents per dollar of each installment or part thereof which is delinquent. If the interest rate stated above is expressed in terms of the "prime" rate, such prime rate shall be United Orient's Commercial Loan Rate, from time to time in effect on unsecured 90 day loans to United Orient's most responsible and substantial corporate Borrowers (but in no event shall the interest rate charged hereunder be in excess of the maximum rate permitted by applicable law.) If United Orient's prime rate shall change during the term of this Note, then the interest rate hereunder shall change to reflect the new interest rate calculated as shown above. If Payment Method A is used above, the rate of interest will change based upon a change in the prime rate beginning on the date of the next payment due hereunder, without notice to the Borrower. Thereafter, the monthly payments shall be adjusted so that the new monthly payment shall be the amount necessary to amortize the remaining principal sum of the loan (minus the amount of any balloon payment of principal which would have been due on the date of payment of the final unpaid balance as set forth above) over the remaining months of the loan, to be readjusted in the same manner upon any future change in interest rate. If Payment Method B or Payment Method C is used above, the change in interest owed on this Note shall be effective immediately upon any change in the prime rate. Interest after maturity or demand shall be at a rate per annum equal to 2% above that rate charged on the date of such maturity or demand, but not to exceed the maximum rate allowed by law, and such rate shall continue after judgement until payment of the entire sum owed hereunder. Unless otherwise prohibited by law, interest shall be calculated on the basis of a 360 day year for actual days elapsed. The time for payment hereof is extended by operation of law, interest at the rate set forth above shall be due and payable during any such extension. Prepayment of this note will not be permitted within twenty days prior to the maturity date. If this note is prepaid, unearned interest, if any, will be rebated under the Rule of 78's. If this loan is prepaid, borrower shall pay a prepayment penalty equal to 1% of the then outstanding principal balance.

SECTION 2—SECURITY: The Borrower hereby gives to United Orient a lien for the amount hereof and of every such other obligation and liability all goods, instruments, documents of title, policies and certificates of insurance, securities, chattel paper, deposits, cash or other property now or hereafter owned by the Borrower or in which it now or hereafter has an interest which may now or hereafter be in the lawful possession or control of United Orient or its correspondents as holder, bailee, depositary, agent or otherwise or as to which United Orient may now or hereafter control possession by documents of title or otherwise, Pursuant to Section 1-102(3) of the Uniform Commercial Code, the Borrower and each of them agree the following standard of care to be reasonable: (i) United Orient shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders or similar matters relating to any of the Collateral, nor for informing the Borrower with respect to any thereof: (ii) United Orient shall not be required to sell any of the Collateral or take any steps or action as may be requested or authorized by the Borrower unless United Orient determines, in its sole discretion, that such sale or steps or action will not adversely effect the value of the collateral: (iii) United Orient shall, regardless of whether or not there is then a default, be permitted to sell at public or private sale without notice to the Borrower any collateral that threatens to decline in value, and if any such sale is made upon a recognized market, it shall conclusively be deemed reasonable; and (iv) United Orient need not keep collateral identifiable, nor, in the case of instruments or chattel paper, take any steps to preserve rights against prior parties.

SECTION 3—DEFAULT: In the event of any default in the payment when due of any installment hereof, or in the performance of any of the terms, covenants or conditions hereof or of any security agreement, loan agreement or other agreement executed in connection with the loan by United Orient to Borrower, or in payment of any other obligation or liability owed to United Orient; or of the filing by or against the Borrower or any of them of any petition under the Bankruptcy Code or proceeding for receivership or under any insolvency, dissolution or conservation statute; or of the suspension of business, commencement of liquidation, assignment for the benefit of creditors, making of any offer of settlement, extension or composition, appointment of a committee of creditors or a liquidating agent, by or for the Borrower or any of them; or of the issuance of an attachment, injunction, execution, tax lien or filing of a judgement or other lien against the Borrower or any of them (except as expressly permitted in writing by United Orient); or if the Borrower shall be unable to pay its, his, her or their debts as they mature in the regular course of business or if Borrower's current assets shall be less than Borrower's current liabilities; or should the United Orient for any reason deem itself, this Note or the security therefor insecure for any reason; or the breach of any representation or warranty made by the Borrower in any document executed in connection with this loan; or the disposition of all or any part or any interest, either legal or equitable, in the collateral by the Borrower;

then, in any such event, this Note and any such other obligations and liabilities above mentioned shall forthwith become due and payable, without notice or demand, at the option of United Orient, and the Borrower gives to United Orient the power to sell, assign and deliver the whole of said security or any part thereof, or any substitutes thereof, or any addition thereto, or any other security or property subject to the lien hereinabove given, at any broker's board or at public or private sale, at the option of United Orient, without demand, advertisement or notice of any kind, all of which are hereby expressly waived. At any such sale, United Orient may itself purchase all or any part of the property sold, free from any right of redemption on the part of the Borrower or any of them, which is hereby waived and released. United Orient may apply the proceeds of any such sale or sales or other disposition, after deducting all costs and expenses of recovery, collection, storing, sale and delivery, to pay accrued interest and the principal on this Note or any such other obligation or liability above mentioned, whether the same may then be due or not. United Orient may, at its option at any time , appropriate and apply to the payment of this Note or of any such other obligation or liability above mentioned any such property, money or account affected by the lien hereinbefore given.

SECTION 4—COLLECTION AND LITIGATION: The Borrower agrees to pay any and all costs and expenses incurred in the collection of this Note or the enforcement or interpretation of any of its provisions (including attorneys fees whether or not litigation is commenced). The Borrower and each of them expressly waive any and every right to impose any counterclaim, setoff or defense in any action or proceeding brought hereunder, except for the defense of payment. This Note shall be governed by and construed in accordance with the law of the State of New York. The Borrower agrees to submit to the jurisdiction of the Supreme Court of the State of New York and agrees that personal jurisdiction over the Borrower shall rest with such court for all purposes. The Borrower does now and hereby appoint the President of United Orient, or his successor in office, as the Borrower's agent to receive service of process in any action commenced against it by United Orient if the Borrower cannot be located with reasonable diligence within the State of New York. Such service shall be effective when a copy of such process is mailed, certified mail, return receipt requested, by such President or his designee to the Borrower at the address set forth above. The Borrower hereby expressly waives any and every right to trial by jury in any action on or related to this Note, the liabilities or the enforcement of either or all of the same.

SECTION 5—TRANSFER OF NOTE: United Orient may transfer this Note and may deliver the security or any part thereof to the transferee or transferees, who shall there upon become vested with all the powers and rights given to United Orient under the terms of any agreement executed by Borrower in connection with this loan; and United Orient shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.

SECTION 6—COMPLETION AND WAIVER BY BORROWER: The Borrower authorizes United Orient to complete this Note as to any terms of the said loan not set forth herein at the time of the delivery hereof. The Borrower and all endorsers hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest. This Note and its provisions shall apply to and bind the Borrower jointly and severally.

SECTION 7—NOTICES AND DEMANDS: The making of any demand, oral or written, or the giving of any notice, in any one or more instances shall not establish a course of conduct nor constitute a waiver of United Orient's rights, as herein provided. When any notice period prior to the sale or disposition of collateral by United Orient is required under the New York Uniform Commercial Code, and such notice period is not waived in any agreement between United Orient and Borrower, such notice shall be deemed sufficient if sent by regular mail at least 5 days prior to the time of sale or disposition, which provisions for notice the Borrower agrees are reasonable. No notice need be given with respect to collateral which is perishable or threatens to decline in value or is of a type customarily sold on a recognized market. Any notice to United Orient shall be deemed effective when received at its branch, division, or department conducting the transactions hereunder. The Borrower agrees that any notice to the Borrower shall be effective when sent to the Borrower at the address set forth above, and such notice shall be deemed to be notice to all of the Borrowers.

SECTION 8— WAIVER OR DELAY BY LENDER: United Orient shall not by any act, delay, omission or otherwise be deemed to of waived any right or remedies hereunder. No waiver by United Orient shall be valid unless signed by United Orient. Any waiver by United Orient on any occasion shall not bar any right or remedy which United Orient would otherwise have had on any future occasion. The failure of United Orient to insist upon strict performance of each and all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition. No executory agreement unless signed by United Orient and no course of dealing or oral agreement between the Borrower and United Orient shall be effective to modify or discharge in whole or in part, this Note. All rights and remedies of United Orient shall be cumulative and may be exercised singly or concurrently.

SECTION 9—MISCELLANEOUS: The right granted to United Orient by Borrower hereunder are cumulative and in addition to the rights granted by every other agreement which Borrower has heretofore or may hereafter execute with and deliver to United Orient, and no such agreement shall be read or construed to limit, restrict or otherwise modify in any way the rights given hereby, except as the intent to limit is expressly set forth in such agreement, and likewise no provision of this agreement shall be deemed to limit, restrict or otherwise modify in any way any rights granted to United Orient by other agreement of Borrower. All agreements herein contained and contained in any such other agreement, whether typed or otherwise, shall be fully effective and fully enforceable in favor of United Orient and against Borrower, except that if there be a conflict in the degree of identical items to be provided to United Orient, the agreement requiring the higher or greater degree shall prevail, but if there be such conflict in the provision of items which are similar but not identical, they shall be read and interpreted separately and Borrower shall furnish all such items to United Orient as required by both or all such provisions. The term "collateral" as used in this Note shall include all collateral granted herein and all other collateral given either directly or indirectly by Borrower or any guarantor pursuant to any written agreement, delivery of possession or by operation of law.

Detto Corporation	Detto Corporation
______________________	______________________
Borrower	Borrower
By-Name:	By-Name:
Title:	Title: